2007 Compensation Levels for Executive Officers of Pegasystems Inc.

All Changes Effective Retroactively to January 1, 2007
Name	Title	Base Salary	Target Bonus*
Alan Trefler	Chief Executive Officer and Chairman	$225,000	100%
Edward Hughes**	Senior Vice President, Global Sales	$250,000	40%
Craig Dynes	Chief Financial Officer and Senior Vice President	$255,000	50%
Douglas Kra	Vice President, Global Services	$230,000	50%
Michael Pyle	Senior Vice President, Engineering	$230,000	50%

* Percentage of 2007 base salary.

** Edward Hughes is eligible for the following additional incentive compensation:

1. $1,000 per $1 million in 2007 license bookings, for bookings up to the budget for license bookings established by the Board of Directors for 2007.

2. $4,000 per $1 million in 2007 license bookings, for bookings above the budget for license bookings established by the Board of Directors for 2007, up to 25% above such budget.

3. $6,000 per $1 million in 2007 license bookings, for bookings more than 25% above the budget for license bookings established by the Board of Directors for 2007.

4. $30,000 upon the achievement of specific individual performance goals to be established by the CEO, in his discretion.

In addition, the Compensation Committee determined the 2007 base salary and target bonus for Richard Jones. Mr. Jones is a Director of the Company and an employee, but not an executive officer. For 2007, Mr. Jones' base salary is $150,000, and his target bonus is 50% of his base salary.

The compensation for James Reilly, the Company's Vice President, Finance, Treasurer and Chief Accounting Officer, is expected to be reviewed later in 2007.